EXHIBIT (a)(1)(v)

FORM OF NOTICE OF WITHDRAWAL/CHANGE OF ELECTION FORM

Please read this Notice of Withdrawal/Change of Election Form carefully.  If you previously elected to tender some or all of your eligible options in exchange for restricted stock units, subject to and upon the terms and conditions set forth in the National Semiconductor International, Inc. Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units or Cash Payments, dated October 19, 2009 (as it may be amended or supplemented from time to time, the “Offer to Exchange”), and you would like to withdraw the tender of some or all of your eligible options and/or change your previous election to tender eligible options for exchange, you may do so online at the National Stock Option Exchange Website at https://www.corp-action.net/nationalsemiconductor or by submitting a completed, signed and dated Notice of Withdrawal/Change of Election Form, which in either case must be received from you by BNY Mellon Shareowner Services (“BNY Mellon”) before 9:00 p.m., Pacific Time, on the expiration date, which is currently November 16, 2009 (the “Expiration Date”) (or if the offer is extended, your online instruction of your Notice of Withdrawal/Change of Election Form must be received before the extended expiration date of the offer).

If you intend to submit this paper Notice of Withdrawal/Change of Election Form, you must complete, sign and date a copy of this Notice of Withdrawal/Change of Election Form and return it to BNY Mellon via overnight delivery or regular mail to:

BNY Mellon Shareowner Services

Attn: Corporate Actions Department, 27th Floor

480 Washington Blvd.

Jersey City, NJ 07310

If you wish to withdraw or submit changes to your previously tendered options online, you may do so by going to the National Stock Option Exchange Website at https://www.corp-action.net/nationalsemiconductor and following the instructions for electronic withdrawal or changes in election.  Your PIN number to access the National Stock Option Exchange Website is included on the letter that accompanies this Notice of Withdrawal/Change of Election Form in the packet you received from us.

Your withdrawal and/or change of election will be effective only upon receipt by BNY Mellon.  You are responsible for making sure that your online submission or the Notice of Withdrawal/Change of Election Form is received by BNY Mellon before the deadline.  You must allow for delivery time based on the method of delivery that you choose to ensure that BNY Mellon receives your Notice of Withdrawal/Change of Election Form before 9:00 p.m., Pacific Time, on the Expiration Date.  Your tendered eligible options will not be considered withdrawn or changed elections will not be considered made until you make such election using the National Stock Option Exchange Website or BNY Mellon receives your properly completed and signed Notice of Withdrawal/Change of Election Form.

BNY Mellon will confirm receipt of a paper Notice of Withdrawal/Change of Election Form via mail after receipt.  If you do not receive confirmation of receipt of your Notice of Withdrawal/Change of Election Form from BNY Mellon soon after the date your Notice of Withdrawal/Change of Election Form should be received by BNY Mellon, or if you submit your Notice of Withdrawal/Change of Election Form less than five business days before the Expiration Date, please contact BNY Mellon at 1-866-282-6651 (within the United States) and 1-201-680-6579 (outside the United States) before the deadline in order to confirm whether your election has been received.

DO NOT COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL/CHANGE OF ELECTION FORM UNLESS YOU WISH TO WITHDRAW OR CHANGE YOUR ELECTION FOR SOME OR ALL OF YOUR PREVIOUS TENDER OF ELIGIBLE OPTIONS.

By signing below, I understand and agree that:

I previously received the Offer to Exchange, the Election Form and the Form of Restricted Stock Unit Agreement.  I completed, signed and returned the Election Form, thereby electing to exchange some or all of my eligible option grants for restricted stock units of National Semiconductor Corporation (“National”) or a cash payment as described in the Offer to Exchange.  I now wish to withdraw one or more of my tendered option grants from the offer and/or change my election to tender eligible option grants.  I understand that by signing this Notice of Withdrawal/Change of Election Form and delivering it to BNY Mellon pursuant to the instructions above, I elect to tender the eligible option grants as listed in Annex A or else reject the offer with respect to all my eligible options as I have indicated by checking the appropriate box in Annex A.

By withdrawing my election, I understand that I will not receive any restricted stock units for, and will continue to hold, the options withdrawn from the offer, which will continue to be governed by the terms and conditions of the applicable existing stock option agreement(s) between National Semiconductor and me. The withdrawal of my eligible options is at my own discretion.

With respect to any changes in the options tendered for exchange pursuant to this Notice of Withdrawal/Change of Election Form, I understand that the Election Form acknowledgements I signed previously acknowledging the terms and conditions of the exchange offer govern my election under this document as well.

I understand that if I wish to change this withdrawal or change of election with respect to my eligible options and once again accept the offer for any options that I have withdrawn or elected not to exchange, I must make a change in election online or submit a new Notice of Withdrawal/Change of Election Form that must be received by BNY Mellon prior to the expiration of the offer.

ANNEX A

NOTICE OF WITHDRAWAL OF OPTIONS PREVIOUSLY TENDERED

FOR EXCHANGE OR CHANGE OF ELECTION

PURSUANT TO THE OFFER TO EXCHANGE

IMPORTANT: If you wish to withdraw all of the options you previously elected to exchange, please check the first box below. If you wish to change your previous election by not tendering certain eligible options in the exchange program and/or by tendering additional eligible options, please check the second box below and remark your election choices for each of the eligible options.

☐            I want to withdraw all of the eligible options that I previously elected to exchange pursuant to the Offer to Exchange. I understand that any previous elections I made will be considered void. I will retain my current stock options with their current terms and conditions. I do not accept the offer to exchange any of my eligible options.

☐            I want to change my election choices from my previous Election Form and/or Notice of Withdrawal/Change of Election Form and exchange my option grants as I have indicated below.  I understand that, with respect to the options I am electing not to exchange, any previous elections I made will be considered void, and I will retain my current stock options with their current terms and conditions.

Eligible Option Grant #	Grant ID	Original Grant Date	Total Number of Eligible Options	Exercise Price Per Share	Exchange Ratio Per Eligible Option	Total Number of New RSUs to be Granted in Exchange	Exchange Entire Eligible Option
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No
☐ Yes ☐ No

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)

Date: , 2009

Address:

E-mail address: